C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 24, 2007 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2007.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2007	2006	% Change	2007	2006	% Change

Gross profits	$ 310,898	$ 270,619	14.9%	$ 607,828	$525,676	15.6%
Operating income	129,794	103,918	24.9%	244,983	196,352	24.8%
Net income	82,299	66,594	23.6%	155,264	124,708	24.5%
Diluted EPS	$ 0.47	$ 0.38	23.7%	$ 0.89	$ 0.71	25.4%

Total Transportation gross profits increased 16.4 percent to $271.1 million in the second quarter of 2007 from $233.0 million in the second quarter of 2006. Our Transportation gross profit margin increased to 17.9 percent in 2007 from 17.1 percent in 2006.

The increase in our Transportation gross profit margin in the second quarter was due to an increase in our truck transportation gross profit margins and to our mix of business. We had faster growth in our miscellaneous transportation management services business, which has a higher gross profit margin than our Transportation business overall.

Our truck transportation gross profits increased 15.6 percent in the second quarter of 2007. Our growth was driven by increased volumes and an increase in our gross profit margin, which expanded due to more widely available capacity in the marketplace compared to the second quarter of 2006.

Our intermodal gross profit growth of 6.5 percent in the second quarter was due to an increase in volumes, driven primarily by new customer growth.

In our international freight forwarding business, our combined air and ocean gross profits increased 26.6 percent in the second quarter of 2007. Our growth in international forwarding resulted from margin expansion and volume growth. Our volumes grew due to new customer growth in both ocean and air, and from increased project-based airfreight business with existing customers.

Miscellaneous transportation gross profits consist primarily of transportation management fees, customs brokerage fees, and warehouse and cross-dock services. The increase of 30.4 percent in the second quarter was driven primarily by increases in our transportation management business.

For the second quarter, Sourcing gross profits increased 5.7 percent to $28.3 million in 2007 from $26.8 million in 2006.  Our Sourcing gross profit margins declined from 8.2 percent in 2006 to 7.9 percent in 2007 due to higher market prices for certain produce commodities, caused primarily by weather issues through the growing season.

For the second quarter, operating expenses increased 8.6 percent to $181.1 million in 2007 from $166.7 million in 2006. This was due to an increase of 9.0 percent in personnel expenses and an increase of 7.5 percent in selling, general and administrative expenses.

As a percentage of gross profits, operating expenses decreased to 58.3 percent in the second quarter of 2007 from 61.6 percent in the second quarter of 2006.  This decrease was due to a decline in personnel expenses as a percentage of gross profits from 47.9 percent to 45.4 percent. Expenses related to our restricted stock program and various other incentive plans are based on growth in our earnings. Our slower earnings growth in the second quarter of 2007 compared to the second quarter of 2006 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

In addition, during the second quarter of 2007 the C.H. Robinson Board of Directors authorized management to repurchase up to an additional 10 million shares for our future, variable share repurchase activities. We have approximately 1.7 million shares remaining on the previous share repurchase authorization.

Subsequent to the end of the quarter, we completed the acquisition of LXSI Services, Inc., a third-party domestic air and expedited services provider based in Los Angeles, California. LXSI has approximately 50 employees and had gross revenues of approximately $25 million in 2006.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 25,000 customers through a network of 217 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 45,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2007 Earnings Conference Call

Tuesday, July 24, 2007 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-218-9073

Webcast replay available through August 9, 2007; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on July 27, 2007: 800-405-2236;

passcode: 11092490#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Gross Revenues:
Transportation	$ 1,511,173	$ 1,363,246	$ 2,811,591	$ 2,579,155
Sourcing	357,062	326,853	665,359	600,275
Information Services	11,491	10,898	22,101	20,682
Total gross revenues	1,879,726	1,700,997	3,499,051	3,200,112
Gross Profits:
Transportation
Truck	232,892	201,431	462,031	396,564
Intermodal	10,190	9,572	19,570	17,503
Ocean	10,799	8,595	20,045	17,419
Air	8,224	6,433	15,058	11,477
Miscellaneous	8,983	6,891	16,811	12,926
Total transportation	271,088	232,922	533,515	455,889
Sourcing	28,319	26,799	52,212	49,105
Information Services	11,491	10,898	22,101	20,682
Total gross profits	310,898	270,619	607,828	525,676

Operating costs and expenses:
Personnel expenses	141,231	129,609	283,007	256,820
Selling, general, and administrative expenses	39,873	37,092	79,838	72,504
Total operating expenses	181,104	166,701	362,845	329,324
Income from operations	129,794	103,918	244,983	196,352

Investment and other income	3,430	2,877	7,026	5,542

Income before provision for income taxes	133,224	106,795	252,009	201,894
Provision for income taxes	50,925	40,201	96,745	77,186
Net income	$ 82,299	$ 66,594	$ 155,264	$ 124,708

Net income per share (basic)	$ 0.48	$ 0.39	$ 0.91	$ 0.73
Net income per share (diluted)	$ 0.47	$ 0.38	$ 0.89	$ 0.71
Weighted average shares outstanding (basic)	170,942	171,215	171,062	171,051
Weighted average shares outstanding (diluted)	174,200	175,198	174,725	175,070

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	June 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$ 288,692	$ 348,592
Available-for-sale securities	131,652	124,767
Receivables, net	880,595	764,995
Other current assets	25,432	17,794
Total current assets	1,326,371	1,256,148

Property and equipment, net	93,776	82,071
Intangible and other assets	308,795	293,474
	$ 1,728,942	$ 1,631,693

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 614,781	$ 540,129
Accrued compensation	59,587	98,408
Other accrued expenses	36,149	48,412
Total current liabilities	710,517	686,949

Long term liabilities	9,674	1,022
Total liabilities	720,191	687,971

Total stockholders' investment	1,008,751	943,722
	$ 1,728,942	$ 1,631,693

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Six months ended June 30,

	2007	2006
Operating activities:
Net income	$ 155,264	$ 124,708
Stock-based compensation	23,988	26,856
Depreciation and amortization	13,162	11,547
Other non-cash expenses, net	(2,699)	(3,009)
Net changes in operating elements	(94,062)	(47,265)
Net cash provided by operating activities	95,653	112,837

Investing activities:
Net property additions	(23,501)	(15,662)
Cash paid for acquisitions	(9,261)	(33,974)
Purchases of available-for-sale securities	(85,725)	(55,116)
Sales/maturities of available-for-sale securities	79,131	54,512
Other assets, net	(53)	1,778
Net cash used for investing activities	(39,409)	(48,462)

Financing activities:
Net repurchases of common stock	(65,665)	(21,560)
Excess tax benefit from stock based compensation plans	10,336	9,367
Cash dividends	(62,724)	(45,370)
Net cash used for financing activities	(118,053)	(57,563)
Effect of exchange rates on cash	1,909	1,966

Net change in cash and cash equivalents	(59,900)	8,778
Cash and cash equivalents, beginning of period	348,592	230,628
Cash and cash equivalents, end of period	$ 288,692	$ 239,406

	As of June 30
	2007	2006
Operational Data:
Employees	6,996	6,382
Branches	217	203

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